Exhibit 99.1

Contact	Matt Schuler	Date	October 19, 2017
Email	matt.schuler@lasalle.com	Telephone	+1 312 897 4192

JLL Income Property Trust Announces
Q3 2017 Portfolio Activities

•	Acquired three properties in Q3 for $185 million, growing total asset value to $2.5 billion at September 30, 2017, up from $2.2 billion from the previous year

•	Maintained portfolio-wide occupancy at 94 percent

•	Achieved Q3 total net return of 2.07 percent on Class M shares

•	Realized year-to-date share appreciation of 2.49 percent and an income return of 3.09 percent on Class M shares as of September 30, 2017

•	Paid dividends for twenty-three consecutive quarters, with an average annualized dividend growth rate of 4.8 percent over that time period

Chicago (October 19, 2017) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the results of its execution on a number of strategic initiatives in the third quarter of 2017, which helped drive operational and investment performance while positioning the company for future growth and enhanced stockholder value.
During the quarter, it closed on three new acquisitions totaling $185 million, adding two apartment complexes and one grocery-anchored neighborhood shopping center. These newly acquired properties include:

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Apartments - The acquisitions of Jory Trail at the Grove in Portland and The Reserve at Johns Creek Walk in Atlanta added 534 additional rental units, increasing the apartment allocation to 27 percent of the overall portfolio and nearly $650 million in gross assets. Both investments represent a continuation of our core apartment investment strategy to acquire properties in suburban locations within highly-rated school districts with attractive demographics and significant barriers to entry.

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Retail - The acquisition of Montecito Marketplace in Las Vegas demonstrates our preference for necessity-driven shopping formats with complementary tenant rosters and high credit quality cash flow, located in strong submarkets with above-average population and income growth profiles. These acquisitions bring the aggregate retail portfolio allocation to 30 percent, at more than $745 million in gross assets.

“We are very pleased that we have been able to identify and close on these three premier properties in the third quarter, further strengthening and diversifying our portfolio across multiple property types and geographic markets.

These acquisitions, combined with our sustained focus on operational excellence and investment performance, continue to drive shareholder value,” said Allan Swaringen, President and CEO of JLL Income Property Trust.
JLL Income Property Trust ended the third quarter with $2.5 billion in total assets made up of a geographically diversified portfolio of 69 core properties spanning the retail, apartment, industrial and office property sectors. The portfolio is highly leased with an overall occupancy of 94 percent, and an average remaining lease term of 6.1 years, supporting JLL Income Property Trust’s investment objectives of generating attractive income for distribution to stockholders.
JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements/Past Performance
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. In addition, past performance does not guarantee future results.